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                                                                   EXHIBIT 3.02B


THE FOLLOWING AMENDMENTS TO THE REGISTRANT'S AMENDED AND RESTATED BYLAWS WERE ADOPTED BY THE BOARD OF DIRECTORS AT A MEETING HELD ON NOVEMBER 17, 1998:

Section 2.11 of the Registrant's Amended and Restated Bylaws is amended to read in its entirety:

              "2.11. Nominating Committee. Only persons who are nominated in accordance with the procedures set forth in this Section 2.11 shall be eligible for election as directors. Nominations of persons for election to the Board of directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.11. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation at least 45 days before the date on which the Corporation mailed its notice of the annual meeting of stockholder and proxy materials for the previous year's annual meeting of stockholders; provided, however, that if the Corporation did not hold an annual meeting of stockholders the previous year, or if the date of the current year's meeting has changed more than 30 days from the prior year, the stockholder's notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No later than the tenth day following the date of receipt of a stockholder nomination submitted pursuant to this Section 2.11, the Chairman of the Board of Directors of the Corporation shall, if the facts warrant, determine and notify in writing the stockholder making such nomination that such nomination was not made in accordance with the time limits and/or other procedures prescribed by the Bylaws. If no such notification is mailed to such stockholder within such ten-day period, such nomination shall be deemed to have been made in accordance with the provisions of this Section 2.11. No person shall be eligible for election as a


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director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.11."

Section 2.12 of the Registrant's Amended and Restated Bylaws is amended to read in its entirety:

              "2.12. Business at Annual Meeting. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation at least 45 days before the date on which the Corporation mailed its notice of the annual meeting of stockholder and proxy materials for the previous year's annual meeting of stockholders; provided, however, that if the Corporation did not hold an annual meeting of stockholders the previous year, or if the date of the current year's meeting has changed more than 30 days from the prior year, the stockholder's notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. No later than the tenth day following the date of receipt of a shareholder notice pursuant to this Section 2.12, the Chairman of the Board of Directors of the Corporation shall, if the facts warrant, determine and notify in writing the stockholder submitting such notice that such notice was not made in accordance with the time limits and/or other procedures prescribed by the Bylaws. If no such notification is mailed to such shareholder within such ten-day period, such stockholder notice containing a matter of business shall be deemed to have been made in accordance with the provisions of this Section 2.12. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2.12."

Effective, March 30, 1999, Section 2.3 of the Registrant's Amended and Restated Bylaws is amended to read in its entirety:

              "2.3 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may only be called by a majority of the Board of Directors or by the Chairman of the Board of Directors."

Section 3.7 of the Registrant's Amended and Restated Bylaws is amended to read in its entirety:


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              "3.7 Special Meetings. Special meetings of the board may be called by the Chairman on one day's notice to each director, personally, or by telephone, mail, facsimile, electronic mail, or telegram; special meetings shall be called by the Chairman or Secretary in like manner on like notice on the written request of one-half of the total number of directors."

The last sentence of Section 4.1 of the Registrant's Amended and Restated Bylaws is amended to read in its entirety:

       "Notice to directors may also be given by facsimile, electronic mail, telegram, or telephone."